MATTERPORT, INC.
EXECUTIVE SEVERANCE PLAN
Matterport, Inc. (the “Company”), has adopted this Matterport, Inc. Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.
1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth below:
1.1“Base Salary” means, with respect to any Participant, the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination.
1.2“Board” means the Board of Directors of the Company
1.3“Cause” means, with respect to any Participant, the occurrence of any one or more of the following events:
(a)the Participant’s willful failure to perform the Participant’s duties and responsibilities to the Company and/or its Subsidiaries after written notice thereof and a failure to remedy such failure within thirty (30) days of such notice;
(b)the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company and/or any of its Subsidiaries, including conviction of a felony;
(c)the Participant’s material unauthorized use or disclosure of any confidential information of the Company and/or any of its Subsidiaries; or
(d)the Participant’s material breach of any of the Participant’s obligations under any written agreement with the Company and/or any of its Subsidiaries.
1.4“Change in Control” means and includes each of the following:
(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment under this Plan (or portion thereof) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
1.5“CIC Protection Period” means the period beginning three (3) months prior to (and including) the date on which a Change in Control is consummated and ending on (and including) the twelve (12)-month anniversary of the date on which such Change in Control is consummated.
1.6“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.8“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.9“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.
1.10“Common Stock” means the common stock of the Company.
1.11“Date of Termination” means the effective date of the termination of the Participant’s employment.
1.12“Director” means a Board member.
1.13“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its Subsidiaries.

1.14“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.15“Equity Award” means any equity-based award granted by the Company covering shares of the Company’s common stock (“Shares”).
1.16“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.17“Good Reason” means the Participant’s resignation due to the occurrence of any of the following conditions which occurs without the Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:
(a)a material adverse change in the Participant’s authority, duties or responsibilities to the Company and its Subsidiaries, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the Participant’s prior position (whether with the Company, a successor or a division or unit thereof created out of the Company or its assets) shall constitute a material adverse change hereunder, provided further that a mere change in reporting relationship alone shall not constitute a material adverse change hereunder;
(b)a requirement that the Participant relocate the Participant’s principal place of work (including an approved home or other remote work location) to a location that is more than fifty (50) miles from the Participant’s then-current principal place of work (other than a relocation that decreases the Participant’s one-way commute); or
(c)a material reduction in the Participant’s then-current annual base salary or Target Bonus, unless such reduction is part of a generalized salary or Target Bonus reduction affecting similarly situated Participants.
In order for the Participant to resign for Good Reason, the Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days after the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30)-day period, the Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30)-day cure period.
1.18“Participant” means the Company’s Chief Executive Officer and each executive Employee who reports directly to the Company’s Chief Executive Officer, in each case, who is selected by the Administrator (or designee thereof in accordance with Section 3 hereof) to participate in the Plan and is provided with and countersigns a Participation Notice (as defined in Section 13.2 hereof) in accordance with Section 13.2 hereof.
1.19“Performance-Based Equity Award” means an Equity Award which vests based on satisfaction of performance goals.
1.20“Prior Period Bonus” means, with respect to any Participant, the Participant’s earned but unpaid cash performance bonus, if any, for the Company’s applicable performance period (whether based on fiscal year, fiscal quarter, or another measure) (in any case, a “Performance Period”) ending immediately prior to the Performance Period in which the Date of Termination occurs. For clarity, if the Date of Termination occurs on or after the date on which the Company pays cash performance bonuses for the Performance Period ending immediately prior to the Performance Period in which the Date of Termination occurs, then there shall be no Prior Period Bonus.
1.21“Pro-Rata Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s cash performance bonus for the Performance Period in which the Date of Termination occurs, based on (a) actual performance results for such Performance Period for elements of such bonus unrelated to the Participant’s individual performance, and (b) full satisfaction of elements of such bonus relating to the Participant’s individual performance, and determined by multiplying the amount of the bonus that would have otherwise been payable to such Participant in respect of such Performance Period (as determined under the foregoing clauses (a) and (b)) by a fraction, the numerator of which equals the number of days in such Performance Period during which the Participant was employed by the Company or its Subsidiaries, and the denominator of which equals the total number of days in such Performance Period.
1.22“Qualifying Termination” means a termination of the Participant’s employment with the Company or a Subsidiary thereof, as applicable, (a) by the Company or such Subsidiary, as applicable, without Cause or (b) by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination if (a) such Participant is offered and accepts an employment position with the Company or any Subsidiary, or (b) in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any Subsidiary, such Participant is offered and accepts an employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.
1.23“Severance Benefits” means the CIC Severance Benefits or the Non-CIC Severance Benefits, as applicable.
1.24“Severance Classification” means, with respect to any Participant, the Participant’s designation as a Tier 1 Participant or a Tier 2 Participant.
1.25“Severance Period” means, with respect to any Participant, the number of months determined in accordance with Exhibit A or Exhibit B, as applicable, attached hereto (based on the Participant’s Severance Classification).
1.26“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
1.27“Target Bonus” means, with respect to any Participant, the Participant’s annualized target cash performance bonus, if any, for the year in which the Date of Termination occurs. For clarity, (i) with respect to any Participant who is not eligible to receive a cash performance bonus as part of the Participant’s compensation, such Participant’s Target Bonus shall equal zero, (ii) with respect to any Participant who is eligible for an annual cash performance bonus, the Target Bonus for such Participant shall be such target annual bonus for the year in which the Date of Termination occurs, and (iii) with respect to any Participant who is eligible for quarterly or monthly (and not annual) cash performance bonuses, the Target Bonus for such Participant shall be the sum of such target quarterly or monthly (as applicable) bonuses for the year in which the Date of Termination occurs.
1.28“Tier 1 Participant” means a Participant who has been designated as a “Tier 1 Participant” by the Administrator in a Participation Notice.
1.29“Tier 2 Participant” means a Participant who has been designated as a “Tier 2 Participant” by the Administrator in a Participation Notice.
2.Effectiveness of the Plan; Notification. The Plan shall become effective on the date on which it is adopted by the Board or the Committee. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s Severance Classification.
3.Administration. The Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate (other than to any Participant in the Plan). All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan. In its absolute discretion, the Board may at any time exercise any and all rights and duties of the Administrator under the Plan.
4.Severance Benefits.
4.1Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.
4.2Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan (including Sections 7.1, 7.2, 12.1, 12.2, 13.6, 13.7 and 13.13 of the Plan), the Company shall pay or provide to the Participant the following payments and benefits (collectively, the “Non-CIC Severance Benefits”):
(a)Prior Period Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Prior Period Bonus, payable within seventy (70) days following the Date of Termination; provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Prior Period Bonus shall be paid in the second (2nd) such calendar year.
(b)Cash Salary Severance. The Company shall pay to the Participant an amount in cash equal to a number of months of the Participant’s Base Salary equal to the number of months of such Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto based on the Participant’s Severance Classification) (the “Cash Salary Severance”). The Cash Salary Severance shall be paid to the Participant in a lump sum amount within seventy (70) days following the Date of Termination; provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Cash Salary Severance shall be paid in the second (2nd) such calendar year.
(c)COBRA Benefits. Subject to the Participant’s valid election to continue health care coverage under Section 4980B of the Code, to the extent that the Participant is eligible to do so, then the Company shall reimburse the Participant for the Participant and the Participant’s eligible dependents with coverage under its group health plans at the same levels and at the same cost to Participant as would have applied if the Participant’s employment had not been terminated based on Participant’s elections in effect on the Date of Termination until the earlier of the end of the month during which the Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto based on the Participant’s Severance Classification) ends or the date the Participant becomes covered by a group health insurance program provided by a subsequent employer. Notwithstanding the foregoing, (i) if any plan pursuant to which such continued healthcare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Participant’s Severance Period (or the remaining portion thereof). The benefits described in this Section 4.2(c) are referred to herein as “COBRA Benefits”.

(d)Pro-Rata Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Pro-Rata Bonus, payable at the same time bonuses are paid to the Company’s other executives for the Performance Period to which the Pro-Rata Bonus relates (but in no event later than March 15th of the calendar year following the year in which the Date of Termination occurs); provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Pro-Rata Bonus shall be paid in the second (2nd) such calendar year.
(e)Vesting Acceleration. If the Participant has remained continuously employed with the Company or its Subsidiaries for at least four (4) full years as of the Participant’s Date of Termination, then each unvested Equity Award held by the Participant as of the Date of Termination shall vest (and, if applicable, become exercisable) on the date on which the Release becomes effective and, if applicable, irrevocable as to that number of Shares that would have otherwise vested during the Severance Period if the Participant’s employment with the Company had continued immediately following the Participant’s Date of Termination for the duration of the Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto based on the Participant’s Severance Classification); provided that any performance goals subject to any Performance-Based Equity Award shall be deemed achieved at “target” levels (the vesting acceleration referred to in this Section 4.2(e), the “Non-CIC Vesting Acceleration”).
(f)Extended Exercise Period for Options. The vested portion (after giving effect to Section 4.2(e)) of each option covering shares of Company common stock (each, an “Option”) held by the Participant as of the Date of Termination (if any) shall remain outstanding and exercisable until the earlier of (i) the first anniversary of the Participant’s Date of Termination, and (ii) the original expiration date of the Option as set forth in the applicable award agreement between the Company and the Participant evidencing the grant of the Option (the “Option Agreement”), subject to earlier termination in the event of a Change in Control in accordance with the applicable Company equity incentive plan under which the Option was granted. Except as otherwise provided in this Section 4.2(f), following the Date of Termination, any such Option shall remain subject to the terms and conditions of the applicable Option Agreement and the applicable Company equity incentive plan under which the Option was granted.
4.3CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan (including Sections 7.1, 7.2, 12.1, 12.2, 13.6, 13.7 and 13.13 of the Plan), then the Company shall pay or provide to the Participant, as applicable, the following payments and benefits (collectively, the “CIC Severance Benefits”):
(a)Prior Period Bonus; Cash Salary Severance; COBRA Benefits. The Company shall pay or provide to the Participant, as applicable, the Prior Period Bonus, the Cash Salary Severance and the COBRA Benefits set forth in Sections 4.2(a)-(c) hereof; provided, however, that the Severance Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A) based on the Participant’s Severance Classification; provided further, that in the event the CIC Termination occurs prior to a Change in Control, then the Cash Salary Severance payable upon the Participant’s CIC Termination shall equal the Cash Salary Severance that would have been payable upon a Qualifying Termination that is not a CIC Termination (determined in accordance with Exhibit A attached hereto based on the Participant’s Severance Classification) and any additional Cash Salary Severance that the Participant is entitled to receive upon a CIC Termination (i.e., the excess of the Cash Salary Severance payable upon a CIC Termination over the Cash Salary Severance payable upon a Qualifying Termination that is not a CIC Termination) shall be paid in a single lump sum on the date that the initial portion of the Cash Salary Severance is paid or, if later, on the date of the Change in Control (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs).
(b)Target Bonus. The Company shall pay to the Participant a lump sum amount in cash equal to the Participant’s Target Bonus (or, for a Tier 1 Participant, 150% of the Participant’s Target Bonus) within seventy (70) days following the Date of Termination or, if later, on the date on which the Change in Control occurs (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs); provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Target Bonus shall be paid in the second (2nd) such calendar year.
(c)Vesting Acceleration. Each outstanding and unvested Equity Award held by the Participant as of the Date of Termination shall vest (and, if applicable, become exercisable) in full on the date on which the Release becomes effective and, if applicable, irrevocable; provided, that any performance goals applicable to any Performance-Based Equity Award shall be deemed achieved at “target” levels; provided further, that in the event the CIC Termination occurs prior to a Change in Control, then upon the Participant’s CIC Termination, the Participant shall only be entitled to the Non-CIC Vesting Acceleration in accordance with Section 4.2(e) above upon such CIC Termination and each outstanding and unvested Equity Award held by the Participant as of the Date of Termination (after taking into account the Non-CIC Vesting Acceleration) shall remain outstanding and eligible to vest in full in accordance with this Section 4.3(c) on the date on which the Release becomes effective and, if applicable, irrevocable or, if later, as of immediately prior to a Change in Control that is consummated within three (3) months following the Date of Termination and such Equity Award (to the extent then-unvested) shall be cancelled and forfeited without payment therefor upon the three (3) month anniversary of the Date of Termination if a Change of Control is not consummated on or prior to such three (3)-month anniversary.
4.4Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless the Participant executes a general release of claims in a form prescribed by the Company (the “Release”) that becomes effective and, if applicable, irrevocable no more than sixty (60) days after the Date of Termination.
4.5Non-U.S. Employees. Notwithstanding anything in the Plan to the contrary, any Participant that resides outside of the United States (each, a “Non-U.S. Participant”) and is entitled to receive severance, notice or similar termination payments and/or benefits under the laws of the Participant’s country of residence upon the Participant’s termination of employment with the Company and its Subsidiaries (collectively, “Statutory Severance”) and that becomes eligible to receive Severance Benefits under the Plan shall be entitled to receive either (i) the payments and benefits described in Section 4.2 or 4.3 above, as applicable, or (ii) such Non-US Participant’s Statutory Severance, whichever is greater.
5.Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.
6.Section 409A.
6.1General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the

Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
6.2Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six (6)-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.
6.3Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.
6.4Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.5Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
7.Limitation on Payments.
7.1Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement or agreement, the cash Severance Benefits under the Plan shall first be reduced, and any non-cash Severance Benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
8.No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.
9.Successors.
9.1Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to a majority of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan. For all purposes under this Plan, the term “Company” shall include any successor to a majority of the Company’s business and/or assets which assumes and agrees to perform the obligation of the Company under the Plan or which becomes bound by the terms of the Plan by operation of law.
9.2Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.
10.Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.
11.Claims Procedure; Arbitration.
11.1Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim made pursuant to the second sentence of this Section 11.1 must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.
11.2Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
12.Covenants.
12.1Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company and/or its Subsidiaries, as in effect on the date of the Participant’s Qualifying Termination.
12.2Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control. With respect to non-physical Company property, a Participant may satisfy the requirement of the previous sentence by certifying in writing that all non-physical Company property in the Participant’s possession or control has been returned to the Company.
13.Miscellaneous.
13.1Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. To the extent permitted under Code Section 409A (if applicable), Severance Benefits payable under the

Plan to any Participant will be reduced by any severance benefits, pay in lieu of notice or other similar employment termination benefits required to be paid to the Participant by the Company under applicable law or government statutes, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988, as amended. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof (including, for clarity, any offer letter or employment or similar agreement providing such Participant with severance payments and/or benefits upon termination of such Participant’s employment with the Company or its Subsidiaries) is hereby terminated, revoked and ineffective with respect to the Participant and the Participant shall not be entitled to receive any severance payments or benefits pursuant to any such agreement, arrangement or understanding.
13.2Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that the Employee is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to the Participant’s termination of employment.
13.3No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any Subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
13.4Termination and Amendment of Plan. The Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion; provided, that no such amendment (other than amendments contemplated by Section 6 or required to comply with applicable law) or termination shall adversely affect the rights of any Participant that is a Participant immediately before the effectiveness of such amendment or termination without such Participant’s express written consent. For the avoidance of doubt, with respect to any Participant who has experienced a Qualifying Termination on or prior to any termination or amendment of the Plan permitted under the preceding sentence, such amendment or termination may not adversely affect his or her rights to receive the Severance Benefits hereunder (and such Severance Benefits shall continue to be paid in accordance with the terms of the Plan as in effect immediately prior to such amendment or termination).
13.5Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.
13.6Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any Subsidiary employer, as applicable.
13.7Withholding. The Company and its Subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.
13.8Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for the Participant’s affairs, payment may be made directly to the Participant’s legal guardian or personal representative.

13.9Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.
13.10Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
13.11Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.
13.12Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.
13.13Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

Exhibit A

Calculation of non-Change in control Severance Amounts

Severance Classification	Severance Period
Tier 1	12 months
Tier 2	6 months

Exhibit B
Calculation of Change in control Severance Amounts

Severance Classification	Severance Period
Tier 1	18 months
Tier 2	12 months

Exhibit C
Detailed Claims Procedures
Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on the Claimant’s behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to Jean Barbagelata, Chief People Officer; 352 East Java Drive, Sunnyvale, California, 94089; jbarbagelata@matterport.com.
(a) Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.
(1)Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed ninety (90) days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial ninety (90) day review period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.
(2)Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:
i.the specific reason or reasons for the adverse benefit determination;
ii.reference to the specific Plan provisions on which the determination is based;
iii.a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and
iv.an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.
(3)Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within sixty (60) days of receiving notice of the denial of the claim. The Claimant:
i.may submit written comments, documents, records and other information relating to the claim for benefits;
ii.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and
iii.will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
(4)Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. If any claim is pending, the Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second (2nd) regularly scheduled meeting following the Plan’s receipt of the appeal request. The Administrator shall notify the Claimant of the benefit determination as soon as possible after it has been made (but in no event later than five (5) days thereafter).
(5)Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:
i.the specific reason or reasons for the adverse benefit determination;
ii.reference to the specific Plan provisions on which the adverse benefit determination is based;
iii.a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
iv.a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and
v.a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
(b)Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one (1) year after the Administrator’s final decision regarding the claim appeal or (b) one (1) year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.
(c)Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.